LSB FINANCIAL CORP.
COMPUTATION OF PER SHARE EARNINGS
(Dollars in thousands)

	For the three months ended
	September 30, 2000			September 30, 1999
	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$513	1,329,192	$0.39	$498	1,305,922	$0.38

Effect of dilutive securities
Options		26,634			39,868

Diluted EPS
Income available to common shareholders	$513	1,355,826	$0.38	498	1,345,790	$0.37

	For the nine months ended
	September 30, 2000			September 30, 1999
	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$1,532	1,321,538	$1.16	$1,392	1,302,582	$1.07

Effect of dilutive securities
Options		23,194			43,301

Diluted EPS
Income available to common shareholders	$1,532	1,344,732	$1.14	1,392	1,344,883	$1.04